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                                 EXHIBIT 12.1

                      STATEMENT OF COMPUTATION OF RATIOS


HALTER MARINE GROUP, INC.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


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                                            YEARS ENDED MARCH 31,                  SIX MONTHS ENDED JUNE 30,
                              -------------------------------------------------    -------------------------
                                                                      PRO FORMA                    PRO FORMA
                               1993    1994    1995    1996    1997     1997       1996    1997      1997
                              ------  ------  ------  ------  ------  ---------    -----  ------   ---------
Income before income taxes    30,290  31,734  25,878  20,567  27,003     21,501    7,213  18,899     17,261
  Add Fixed charges            1,937   1,902   3,844   3,268   3,283      9,407    1,700   3,228      4,866
                            ---------------------------------------------------    ------------------------
  Earnings as adjusted        32,227  33,636  29,722  23,835  30,286     30,908    8,913  22,117     22,127

Fixed charges
    Interest expense           1,937   1,902   3,844   3,268   3,232      8,485    1,700   3,150      4,430
    Amortization of debt
    expense                                                       51        922               78        436
                            ---------------------------------------------------    ------------------------
   Total fixed charges         1,937   1,902   3,844   3,268   3,283      9,407    1,700   3,228      4,866

Ratio of earnings to fixed
 charges                        16.6    17.7     7.7     7.3     9.2        3.3      5.2     6.9        4.5

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